Exhibit 2.2

Execution Version

Adtalem Global Education Inc.

500 West Monroe, 28th Floor

Chicago, Illinois 60661

March 10, 2022

McKissock, LLC
1801 Park 270 Dr., Suite 600
St. Louis, MO 63146
Attention:Jeff James

Avalon Acquiror, Inc.

c/o Wendel Luxembourg SA
5 rue Pierre d’ Aspelt L1142
L-1142 Luxembourg
Grand Duchy of Luxembourg
Attention: Legal Department

Re: Equity Purchase Agreement

Reference is made to the Equity Purchase Agreement (the “Purchase Agreement”), by and among McKissock, LLC, a Delaware limited liability company (“McKissock”), Avalon Acquiror, Inc., a Delaware corporation (“Amber Purchaser”, and together with McKissock, the “Purchasers”), and Adtalem Global Education Inc., a Delaware corporation (“Seller”).  Capitalized terms used in this side letter (this “Side Letter”) and not otherwise defined shall have the meanings given them in the Purchase Agreement.

Notwithstanding anything to the contrary in the Transaction Agreements, the parties hereby acknowledge and agree as follows:

A.Section 2.1(a) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Sale of ACAMS Equity.  Subject to the terms and conditions of this Agreement, at the Closing, (i) Seller shall, and shall cause the Selling Subsidiaries to, sell, transfer, convey, assign and deliver to Amber Purchaser, and Amber Purchaser shall purchase from Seller and the Selling Subsidiaries, in each case, as applicable and in accordance with Annex A, all of Seller’s and the Selling Subsidiaries’ respective rights, title and interest in and to the AGM Acquisition Equity, the ACAMS Germany Equity and the ACAMS India Equity, and (ii) immediately following the actions in clause (i) above, Seller shall, and shall cause the Selling Subsidiaries to, sell, transfer, convey, assign and deliver to Alert Global Media, LLC, a Delaware limited liability company and wholly owned subsidiary of AGM Acquisition Corp. (“Alert Global Media”), and Alert Global Media shall purchase from Seller and the Selling Subsidiaries, in each case, as applicable and in accordance with Annex A, all of Seller’s and the Selling Subsidiaries’ respective rights, title and interest in and to the ACAMS Panama Equity and ACAMS Mexico Equity (collectively with the AGM Acquisition Equity, the ACAMS Germany Equity and the ACAMS India Equity, the “ACAMS Equity”), in each case, free and clear of all Encumbrances.”

B.Annex A of the Purchase Agreement is hereby amended and restated in its entirety in the form attached hereto.

C.Section 9.1(a) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Transferred Employees.  Seller shall use commercially reasonable efforts to ensure that immediately prior to the Closing (i) all Direct Employees who are employed by Seller or a Seller Affiliate (other than an Acquired Company), and their personnel records (to the extent not prohibited by applicable Law), shall be transferred to the proper Acquired Company or an Employer of Record (the “Direct Transferring Employees”), provided that this clause (i) shall not apply to the Business Employees listed on Schedule 9.1(a)(i) of the Seller Disclosure Schedule (the “Delayed Transfer Employees”), who shall be transferred to Purchaser, any of its Controlled Affiliates or an Employer of Record, at the sole discretion of the applicable Purchaser, on one or more dates following the Closing that are mutually agreed upon by the parties in good faith, which, in no case, shall be later than May 1, 2022, (each such mutually agreed upon date, the “Delayed Transfer Date”) and (ii) no Acquired Company shall employ any individual who is not a Business Employee with respect to the Business of such Acquired Company, provided that this clause (ii) shall not apply to (A) the individuals listed on Schedule 9.1(a)(ii) of the Seller Disclosure Schedule (the “Excluded Employees”), who shall be transferred from an Acquired Company to Seller or a Seller Affiliate (other than an Acquired Company) or an Employer of Record on one or more dates following Closing that are mutually agreed upon by the parties in good faith, which, in no case, shall be later than May 1, 2022, or (B) the ACAMS Business Employee listed on Schedule 9.1(a)(iii), who provides services to the Becker Companies but shall remain employed by one of the ACAMS Companies until the applicable Delayed Transfer Date, at which time such employee shall transfer to another Acquired Company or an Employer of Record. Each (i) Direct Employee who is employed by an Acquired Company (other than the Excluded Employees) and (ii) PEO Employee who is employed by an Employer of Record, in each case as of the Closing Date, along with (iii) each Delayed Transfer Employee and the ACAMS Business Employee listed on Schedule 9.1(a)(iii) who becomes employed by Purchaser, any of its Controlled Affiliates or an Employer of Record on the applicable Delayed Transfer Date, shall be referred to herein as a “Transferred Employee.” With respect to each Delayed Transfer Employee who commences employment with Purchaser, any of its Controlled Affiliates or an Employer of Record on the applicable Delayed Transfer Date, references to the “Closing Date” or “Transition Date” in this Article IX shall be deemed to refer to the applicable “Delayed Transfer Date.” Until the applicable Delayed Transfer Date, Delayed Transfer Employees shall remain employees of Seller, a Seller Affiliate or an Employer of Record, subject to any Delayed Transfer Employee’s termination of employment due to resignation, death or disability. For and in consideration for such services to Purchaser from the date of Closing until the Delayed Transfer Date, Purchaser shall pay and deliver to Seller a bi-weekly payment equal to the total amount of compensation, employee benefit expenses (excluding administrative and similar expenses) and employment taxes incurred by Seller, a Seller Affiliate or an Employer of Record for each Delayed Transfer Employee providing services to Purchaser for the immediately preceding two (2) weeks. With respect to (y) any Excluded Employees, Seller or a Seller Affiliate (other than an Acquired Company) shall remain responsible, before and after the Closing Date, for directing, supervising and paying the direct costs of compensation, employee benefit expenses and employment taxes for the Excluded Employees, and shall retain all Liabilities with respect to such Excluded Employees, other than any Liabilities or costs that (i) Purchaser or any of its Controlled Affiliates has agreed to assume pursuant to this this Article IX or (ii) arise from any act or omission of Purchaser or any of its Controlled Affiliates with respect to such Excluded Employees and (z) the ACAMS Business Employee listed on Schedule 9.1(a)(iii), Becker shall remain responsible, before and after the Closing Date, for directing, supervising and paying the direct costs of compensation, employee benefit expenses and employment taxes (either directly, or by reimbursement of Seller pursuant to the TSA) for the ACAMS Business Employee listed on Schedule 9.1(a)(iii), and shall retain all Liabilities with respect to such employee, other than any Liabilities or costs that (i) Seller, Avalon Acquiror, Inc. or any of their Controlled Affiliates has agreed to assume after the Closing pursuant to this this Agreement or the TSA (ii) arise from any act or omission of Seller, Avalon Acquiror, Inc. or any of its Controlled Affiliates with respect to such employee.

D.Schedule 9.1 of the Seller Disclosure Schedule is hereby amended and restated in its entirety as set forth on Exhibit A attached hereto.
E.Section 9.3 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Seller 401(k) Plan. During the period beginning on the Closing Date and ending on the Transition Date (or, if earlier, the applicable date specified in the applicable Transition Services Agreement) (such ending date, the “401(k) Plan Participation Cessation Date”), Seller shall, or shall cause its Controlled Affiliates to allow the Transferred Employees to continue to participate in the tax-qualified defined contribution plan(s) sponsored by Seller or any of its Controlled Affiliates (the “Seller 401(k) Plan”)  to the same extent that such Transferred Employees participated in such Seller 401(k) Plan immediately prior to the Closing Date, provided, however, that effective as of the 401(k) Plan Participation Cessation Date, the Transferred Employees shall no longer be eligible to actively participate in any such Seller 401(k) Plan. Prior to the 401(k) Plan Participation Cessation Date, Seller shall liquidate any “employer security” (as defined in Section 407(d)(1) of ERISA) held in the Seller 401(k) Plan account of a Transferred Employee. As of the 401(k) Plan Participation Cessation Date, each Purchaser shall have in effect a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (each, a “Purchaser 401(k) Plan”) that will cover the applicable Transferred Employees effective as of the 401(k) Plan Participation Cessation Date. As soon as practicable following the 401(k) Plan Participation Cessation Date, Seller shall, or shall cause any of its Controlled Affiliates to, for each Transferred Employee participating in the Seller 401(k) Plan immediately prior to the 401(k) Plan Participation Cessation Date, direct the trustees of the Seller 401(k) Plan to transfer to the Purchaser 401(k) Plan applicable to such Transferred Employee, in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1 and Section 208 of ERISA, the full account balance (including promissory notes evidencing all then-outstanding loans and subject to any qualified domestic relations orders pursuant to Section 414(p) of the Code) of such Transferred Employee as of the valuation date immediately preceding the date of transfer, subject to Seller's reasonable satisfaction that the applicable Purchaser 401(k) Plan is in compliance with all applicable Laws and that such plan continues to satisfy the requirements for a qualified plan under Section 401(a) of the Code. Notwithstanding any provision of this Agreement to the contrary, Seller shall be permitted to amend the Seller 401(k) Plan as necessary in order to permit the actions contemplated by this Section 9.3.

In the event that the 401(k) Plan Participation Cessation Date with respect to any of the Transferred Employees who are Becker Business Employees or OCL Business Employees is later than May 1, 2022, Seller and McKissock shall, and shall cause their respective Controlled Affiliates to, use their respective best efforts to negotiate and enter into a cost-sharing arrangement with respect to the incremental additional costs incurred by

McKissock, if any, resulting directly from the continued participation of such Transferred Employees in any applicable Seller Benefit Plans during the period from May 1, 2022 to the 401(k) Plan Participation Cessation Date (excluding the costs of any employer contributions made by or on behalf of McKissock or any of its Affiliates with respect to such Transferred Employees with respect to such period).”

F.A new clause (d) to Section 6.5 of the Purchase Agreement is hereby added to the Purchase Agreement to read as follows:

“(d)In the event that the transfer of the one (1) share held by Becker in Newton Becker LTD (the “Share”) to an entity other than an Acquired Company (including payment of the Transfer Taxes and update of the register of members of Newton Becker LTD in relation to the transfer) (the “Transfer”) is not completed prior to the Closing, Seller shall thereafter use commercially reasonable efforts to promptly complete the Transfer.  All Losses, Taxes (including, but not limited to, Transfer Taxes in relation to the Transfer), claims, costs or other liabilities reasonably necessary and related to the Share and the Transfer which are incurred by Seller or any Acquired Company shall be paid by Seller.  McKissock shall use commercially reasonable efforts (at Seller’s cost and expense) to assist Seller in the Transfer.”

G.	The Closing shall occur at 10:00 a.m. Eastern time on March 10, 2022.

Other than as expressly set forth in this Side Letter, the Purchase Agreement shall remain in full force and effect in accordance with its terms.

The provisions of Article XII of the Purchase Agreement shall apply to this Side Letter as if fully set forth herein, mutatis mutandis, to the extent applicable.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have duly executed or caused to be executed on their behalf this Side Letter on the date first written above.

SELLER

ADTALEM GLOBAL EDUCATION INC.

By: /s/ Douglas G. Beck
Name: Douglas G. Beck
Title: Senior Vice President, General Counsel & Corporate Secretary

[Signature Page to Side Letter to Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties have duly executed or caused to be executed on their behalf this Side Letter on the date first written above.

MCKISSOCK

McKissock, LLC

By: /s/ Jeff James
Name: Jeff James
Title: Chief Executive Officer

[Signature Page to Side Letter to Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties have duly executed or caused to be executed on their behalf this Side Letter on the date first written above.

AMBER PURCHASER

Avalon Acquiror, Inc.

By: /s/ Claude de Raismes
Name: Claude de Raismes
Title: President

[Signature Page to Side Letter to Equity Purchase Agreement]

Annex A

Acquired Equity Companies and Purchasers

Acquired Equity Company	Equity Interests	Seller or Seller Subsidiary Selling the Equity Interests	Purchaser
1. OCL Financial Services LLC (“OCL”)	100% membership interest, representing 100% of the equity interests of OCL (the “OCL Equity”)	Adtalem Global Education Inc.	McKissock
2. Becker Professional Development Corporation (“Becker”)	1,000 shares of common stock, par value $0.01 per share, representing 100% of the equity interests of Becker (the “Becker Equity”)	Adtalem Global Education Inc.	McKissock
3. SDP – Software Development Portugal, Unipessoal Lda. (“SDP”)	100% of the equity interests of SDP (the “SDP Equity”)	Global Education International B.V.	McKissock
4. AGM Acquisition Corp. (“AGM Acquisition Corp.”)	100 shares of common stock, par value $0.01 per share, representing 100% of the equity interests of AGM Acquisition Corp. (the “AGM Acquisition Equity”)	Becker Professional Development Corporation	Amber Purchaser
5. ACAMS GRC GmbH (“ACAMS Germany”)	25,000 Ordinary Shares, representing 100% of the equity interests of ACAMS Germany (the “ACAMS Germany Equity”)	Global Education International B.V.	Amber Purchaser
6. ACAMS GRC (India) LLP (“ACAMS India”)	1% of the equity interests of ACAMS India (the “ACAMS India Equity”)*	International Education Holdings, Inc.	Amber Purchaser
7. ACAMS Mexico, S. de R.L. de C.V. (“ACAMS Mexico”)	1% of the equity interests of ACAMS Mexico (the “ACAMS Mexico Equity”)*	International Education Holdings, Inc.	Alert Global Media, LLC
8. ACAMS (Panama) S. de R.L. (“ACAMS Panama”)	10 shares, representing 1% of the equity interests of ACAMS Panama (the “ACAMS Panama Equity”)*	International Education Holdings, Inc.	Alert Global Media, LLC

* International Education Holdings, Inc. owns the ACAMS India Equity, ACAMS Mexico Equity, and ACAMS Panama Equity identified above, each of which represents only 1% of all equity interests in ACAMS India, ACAMS Mexico, and ACAMS Panama, as applicable. The other 99% of the equity interests in ACAMS India, ACAMS Mexico, and ACAMS Panama, as applicable, is owned, in each case, by Association of Certified Anti-Money Laundering Specialists LLC, which is an indirect wholly-owned subsidiary of AGM Acquisition Corp. Accordingly, upon the acquisition of AGM Acquisition Corp., Amber Purchaser will indirectly acquire the remaining 99% of the equity interests of ACAMS India, ACAMS Mexico, and ACAMS Panama.

Exhibit A

Schedule 9.1(a)

(i)

EMPLOYEE INFORMATION INTENTIONALLY DELETED.